Exhibit 21.1

LIST OF SUBSIDIARIES

The following is a list of all subsidiaries of Digital Broadband Networks, Inc. as of December 31, 2002.


Name of Subsidiary                            Jurisdiction of Incorporation or Organization
-------------------------------------------------------------------------------------------

EyStar Media Inc.,                                          Delaware
a wholly owned subsidiary of the Company


Animated Electronic Industries Sdn Bhd,                     Malaysia
a wholly owned subsidiary of the Company


Perwimas Telecommunications Sdn Bhd, a                      Malaysia
86.4% owned subsidiary of AEI